Exhibit 99.1

Mercantile Bancorp, Inc. Announces First Quarter Basic Earnings of $1.03 Per Share

QUINCY, Il. --(BUSINESS WIRE)--May 6, 2005--Today, Mercantile Bancorp, Inc. (Amex: MBR) reported first quarter unaudited earnings of $1.03 per share, compared to $1.05 per share a year ago. Net income for the three months ended March 31, 2005, of $2,017,000 decreased $51,000 when compared to the first quarter of 2004.

In commenting on earnings performance, Chairman, President & CEO Dan S. Dugan said: “While earnings were slightly less than the comparable quarter last year, we are encouraged that net interest income increased $1,043,000. The increase was offset by higher non-interest expenses of $825,000, resulting primarily from salary, overhead and promotion costs associated with our expanded bank network as well as increased regulatory compliance costs.”

For the quarter, return on average equity was 9.5% and the return on average assets was .78%.
Comparing March 31, 2005 balances to December 31, 2004, total assets increased 1.0% to $1,050,606,000. Total loans grew 1.6% to $784,427,000. Total deposits increased 1.3% to $885,014,000. During the same period, stockholders’ equity increased 1.2% to $86,993,000 or 8.3% of total assets.

Through Mercantile’s majority-owned subsidiaries, now consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services, and asset management, and provides other financial services and products.  In addition, the Company has minority investments in 4 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	March 31, 2005	December 31, 2004

Balance sheet information:
Loans	$784,427	$772,089
Investment Securities	165,424	173,371
Total Assets	1,050,606	1,040,553
Deposits	885,014	873,427
Stockholders’ Equity	86,993	85,982
Book Value Per Share	$44.30	$43.79

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Statement of income information:
Total interest income	$13,527	$11,441
Total interest expense	5,183	4,140
Net interest income	8,344	7,301
Provision for loan losses	549	401
Noninterest income	1,984	1,990
Noninterest expense	6,852	6,027
Minority interest	94	25
Income taxes	816	770
Net income	2,017	2,068
Basic Earnings Per Share	$1.03	$1.05

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This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,”  “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “except,” “target” and similar expressions.  These forward-looking statements are subject to significant risks, assumptions and uncertainties.  Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements.  The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com